Exhibit 10.7
FORM

KALTURA, INC. 2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or one or more committees of directors or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2    Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (ii) Shares purchased on the open market by the Company with the cash proceeds from the exercise of Options.
4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 85,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.
4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan and/or pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”). The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (the “Director Limit”). The Administrator may make exceptions to the Director Limit in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (i) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (ii) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.
5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2    Restricted Stock.
(a)    Rights as Stockholders. Subject to the Company’s right of repurchase as described above, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan.
(b)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(c)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3    Restricted Stock Units.
(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued, including pursuant to any Non-Employee Director Compensation Policy) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)    To replace such Award with other rights or property selected by the Administrator; and/or
(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3    Effect of Non-Assumption in a Change in Control.
(a)    Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A (including payments as a result of any termination of “nonqualified deferred compensation”

Awards permitted under Section 409A in connection with a Change in Control), the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law, and such Award transferred to a permitted transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant and the Participant or transferor and the receiving permitted transferee shall execute any and all documents requested by the Administrator. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4    Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, however, to the extent such Shares were acquired by Participant from the Company as compensation, the Shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes; provided, further, that, any such Shares delivered or retained shall be rounded up to the nearest whole Share to the extent rounding up to the nearest whole Share does not result in the liability classification of the applicable Award under generally accepted accounting principles in the United States of America. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the day prior to the Public Trading Date (the “Effective Date”) and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plan will continue in full force and effect in accordance with its terms.
10.4    Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters; provided, however, that no such subplans and/or modifications shall increase the Overall Share Limit or the Director Limit.

10.6    Section 409A.
(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board.
11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5    “Board” means the Board of Directors of the Company.
11.6    “Change in Control” means and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of twenty-four consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the twenty-four month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a

“change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.7    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.8    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.9    “Common Stock” means the common stock of the Company.
11.10    “Company” means Kaltura, Inc., a Delaware corporation, or any successor.
11.11     “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.
11.12    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.13    “Director” means a Board member.
11.14    “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
11.15    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.16    “Employee” means any employee of the Company or its Subsidiaries.
11.17    “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.19    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
11.20    “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.21    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.22    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.23    “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.24    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.25    “Overall Share Limit” means the sum of (a) 8,500,000 Shares; (b) any Shares which remain available for issuance under the Prior Plan as of the Effective Date; and (c) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.
11.26     “Participant” means a Service Provider who has been granted an Award.
11.27    “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.28    “Plan” means this 2021 Incentive Award Plan.
11.29    “Prior Plan” means the Kaltura, Inc. 2017 Equity Incentive Plan, as amended.
11.30    “Prior Plan Award” means an award outstanding under the Prior Plan and the Kaltura, Inc. 2007 Stock Option Plan, as amended (which was frozen as of the effectiveness of the Prior Plan) as of the Effective Date.
11.31    “Public Trading Date” means the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.
11.32    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.33    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.35    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.36    “Securities Act” means the Securities Act of 1933, as amended.
11.37    “Service Provider” means an Employee, Consultant or Director.
11.38    “Shares” means shares of Common Stock.
11.39    “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.40    “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.42    “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

APPENDIX A
ISRAELI SUB-PLAN

ISRAELI SUB-PLAN
TO THE KALTURA, INC.
2021 INCENTIVE AWARD PLAN
General
This Israeli Sub-Plan to the Kaltura, Inc. 2021 Incentive Award Plan (this “Sub-Plan”) is to be read as a part of the Plan, and the Plan and this Sub-Plan shall be deemed one integrated document.
1.1    The provisions of the Plan shall apply to Awards (as defined below) granted under this Sub-Plan, subject to the modifications set forth below. In the event of any conflict between the Plan and this Sub-Plan, the terms of this Sub-Plan shall govern with respect to Awards granted to Israeli Participants (as defined below).
1.2    This Sub-Plan shall only apply to, and modify Awards granted to, Israeli Participants so that such Awards will be governed by the terms of this Sub-Plan and comply with the requirements of the Israeli law, and specifically with the provisions of Section 3(i) and Section 102 of the Ordinance (as defined below). For the avoidance of doubt, this Sub-Plan shall not modify the Plan with respect to any other category of Participant (as defined in the Plan).
2.    Definitions
Unless otherwise defined in this Sub-Plan, all capitalized terms used herein shall have the same meanings given to such terms in the Plan. Capitalized terms used herein that are the plural forms or singular forms of defined terms shall have the corresponding plural or singular meanings of the corresponding defined terms. The following terms shall have the meanings set forth below unless the context requires a different meaning:
“102 Award” means an Award granted pursuant to Section 102 of the Ordinance to any person who is an Israeli Employee Participant.
“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is an Israeli Non-Employee.
“102 Capital Gains Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for Capital Gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.
“102 Ordinary Income Award” means a Trustee 102 Award elected and designated by the Employing Company to qualify for ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.
“102 Shares” means with respect to 102 Capital Gains Awards and 102 Ordinary Income Awards, such Awards or any shares of Common Stock granted and/or issued upon the vesting and/or exercise thereof.

“Affiliate” means any “Employing Company” within the meaning of Section 102(a) of the Ordinance.
“Award” means any grant under the Plan of Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights or any other stock right or interest relating to shares of Common Stock of the Company to the extent complied with Section 102 and the ITA requirements.
“Award Agreement” means a written agreement evidencing an Award and adjusted to Israeli legal requirements or any other document to be signed between the Company and an Israeli Participant, to set out and inform the Israeli Participant with respect to the terms and conditions of the grant of an Award under the Plan and this Sub-Plan and including any document attached to such agreement.
“Capital Gains” means a Trustee 102 Award granted under the capital gains tax treatment in accordance with the provisions of Section 102(b)(2) or Section 102(b)(3) of the Ordinance.
“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.
“Date of Grant” means the date the applicable Award was approved by the Administrator unless otherwise determined by the Administrator and set forth in the applicable Award Agreement.
“Deposit Requirements” shall mean with respect to Trustee 102 Awards, the requirement to evidence deposit of an Award with the Trustee, in accordance with Section 102, in order to qualify as a Trustee 102 Awards. As of the time of approval of this Sub-Plan, the ITA guidelines regarding Deposit Requirements for 102 Capital Gains Awards require that the Trustee be provided with (i) the resolutions approving Awards intended to qualify as 102 Capital Gains Award within forty-five days of the date of the Administrator approval of such Award, including full details of the terms of the Awards, and (ii) a copy of the Award Agreement executed by the Israeli Employee Participant and/or Israeli Employee Participant’s consent to the requirements of 102 Capital Gains Awards within ninety days of the Administrator approval of such Award, and (iii) with respect to a grant or sale of Shares, either a share certificate and copy of the Company’s share register evidencing issuance of the Shares underlying such Award in the name of the Trustee for the benefit of the Israeli Employee Participant, or deposit of the Shares with a financial institution in an account administered in the name of the Trustee, as applicable, in each case, within ninety days of the date of the Administrator approval of such Award.
“Employing Company” means a company as the meaning ascribed to it in Section 102(a) of the Ordinance.
“Exercise Price” means the price for each Share subject to an Option.
“Holding Period” means the requisite period prescribed by Section 102 or such other period as may be required by the ITA, with respect to Trustee 102 Awards, during which

Awards or 102 Shares granted or issued by the Company must be held by the Trustee for the benefit of the Israeli Employee Participant.
“Israeli Employee Participant” means an individual employed by an Israeli resident Affiliate or an individual who is serving as a Nose Misra - Office Holder (as such term is defined in the Israeli Companies’ Law, 5759-1999, including directors) of an Israeli resident Affiliate, who is not a Controlling Shareholder prior to the issuance of the relevant Award or as a result thereof.
“Israeli Non-Employee Participant” means a person who is not an Israeli Employee Participant, and inter alia, shall include a consultant, adviser or service provider of an Israeli Affiliates and a Controlling Shareholder (whether or not an employee of the Company or its Affiliates) of an Israeli Affiliate.
“Israeli Participant” means Israeli Employee Participants and Israeli Non-Employee Participants.
“ITA” means the Israeli Income Tax Authority or any successor agency.
“Non-Trustee 102 Award” means an Award granted to an Israeli Employee Participant pursuant to Section 102(c) of the Ordinance, which is not required to be held in trust by a Trustee.
“Option” means a right to purchase a specified number of shares of Common Stock of the Company at a specified price.
“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961 or any successor statute, as amended from time to time.
“Rules” means the Income Tax Rules (Tax Relief in the Issuance of Shares to Employees), 2003.
“Section 102” means Section 102 of the Ordinance and the Rules and any regulations, rules, orders, promulgated thereunder as now in effect or as amended or replaced from time to time.
“Tax” means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fees, and any related charge or amount (including any fine, penalty, interest, linkage differentials or addition to Tax), imposed, assessed, or collected by or under the authority of any governmental body.
“Trustee” means any person or entity appointed by the Company or its Subsidiaries or Affiliates, as applicable, and approved by the ITA, to serve as a trustee, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time subject to the provisions of Section 102.

“Trustee 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Israeli Employee Participant.
3.    Issuance of Awards
3.1    Without derogating from the provisions of the Plan: (i) Israeli Employee Participants may be granted only with 102 Awards; and (ii) Israeli Non-Employee Participants may be granted only with 3(i) Awards. In each case, such Awards shall be subject to the terms and conditions of the Ordinance and, in the case of (i) above, specifically Section 102.
3.2    The Employing Company may, pursuant to Section 102, designate 102 Awards granted to Israeli Employee Participants as Non-Trustee 102 Awards or as Trustee 102 Awards.
4.    Trustee 102 Awards
4.1    Trustee 102 Awards may be granted only to Israeli Employee Participants under this Sub-Plan duly approved and adopted by the Administrator and as approved by the respective Tax assessing officer within ninety (90) days from its Submission (as defined below) or by the passage of such ninety (90) days.
4.2    Trustee 102 Awards shall be classified as either 102 Capital Gains Awards or 102 Ordinary Income Awards, subject to the terms and conditions of Section 102 and the provisions of the Plan and this Sub-Plan.
4.3    The Administrator shall have the right to determine the Employing Company’s election of the type of Trustee 102 Awards to be granted to Israeli Employee Participants, being either 102 Capital Gains Awards or 102 Ordinary Income Awards (the “Election”). Such Election is to be appropriately filed with the ITA together with the Plan and Sub-Plan in accordance with the provisions of the Ordinance and Section 102 (the “Submission”). After making an Election, the Company may grant only the type of Trustee 102 Awards it has elected (i.e., 102 Capital Gains Awards or 102 Ordinary Income Awards). The Election shall become effective on the first Date of Grant of a Trustee 102 Award under the Plan and Sub-Plan and shall apply to all grants to Israeli Employee Participants of Trustee 102 Awards until such Election is changed pursuant to the provisions of Section 102(g) of the Ordinance. The Employing Company may change such Election only after the passage of at least one year after the end of the year during which the applicable Employing Company first granted Trustee 102 Awards in accordance with the previous Election. For the avoidance of doubt (i) such Election shall not prevent the Company from granting Non-Trustee 102 Awards or 3(i) Awards, and (ii) no Trustee 102 Awards may be granted under this Plan to any eligible Israeli Employee Participants, unless and until the Election made by the Employing Company is appropriately filed with the ITA together with the Plan in accordance with the provisions of the Ordinance and Section 102.

4.4    Trustee 102 Awards may be granted under this Sub-Plan duly adopted and approved by the Administrator and only after the passage of thirty (30) days following the Submission. Notwithstanding the above if within ninety (90) days from Submission, the respective Tax assessing officer notifies the Employing Company and/or the Trustee of his or her decision not to approve the Plan (including this Sub-Plan) or the Trustee, the Awards that were intended to be classified as a Trustee 102 Awards shall be deemed to be Non-Trustee 102 Awards unless otherwise determined by the tax assessing officer.
4.5    All Trustee 102 Awards granted and/or issued under the Plan and/or this Sub-Plan and/or any/all 102 Shares (as defined below), and/or any/all other rights resulting from such Trustee 102 Award, including bonus shares or any other shares as a result of any adjustments made under the Plan, shall be deposited with the Trustee (or be subject to a supervisory trustee arrangement if approved by the ITA) and held in trust by the Trustee for the benefit of the Israeli Employee Participant to which such Award was granted all in accordance with the provisions of Section 102 and the Deposit Requirements. All certificates representing 102 Shares, including bonus shares, shall be issued in the Trustee’s name for the benefit of the Israeli Employee Participant, and be deposited with the Trustee, and be held by the Trustee until such time that such 102 Shares are released from the trust or in accordance with any instructions of the ITA in this regard. In the event the requirements for Trustee 102 Awards and/or 102 Shares are not met, the Trustee 102 Awards and/or 102 Shares may be regarded as Non-Trustee 102 Award, or as Awards and/or shares of Common Stock of the Company which are not subject to Section 102, all in accordance with the provisions of Section 102.
4.6    102 Shares and all rights resulting from such Awards or Shares, including bonus shares, will be held by the Trustee, starting from the Date of Grant and for at least by the end of the applicable Holding Period, unless a shorter period is approved by the ITA, under the terms set forth in Section 102.
4.7    In accordance with Section 102, the Israeli Employee Participant shall not sell, cause the release from trust, or otherwise dispose of (“Disposal”) , any Trustee 102 Award and/or any 102 Share, or any rights resulting from such Award or Share until, at least, the end of the applicable Holding Period. Notwithstanding the foregoing but without derogating from the provisions of the Plan and the terms and conditions set forth in the Award Agreement, if any Disposal occurs during the Holding Period and no authorization or instructions in this regard were received from ITA (allowing such Disposal without breaching the provisions of Section 102), then the provisions of Section 102 relating to non-compliance with the Holding Period will apply and all sanctions and liability under Section 102 shall be borne by the Israeli Employee Participant.
4.8    In the event a stock dividend is declared and/or additional rights are granted with respect to 102 Shares, such dividend and/or rights shall also be subject to the provisions of this Section 4 and the Holding Period for such dividend shares and/

or rights shall be measured from the commencement of the Holding Period for the Award with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Israeli Employee Participant in accordance with the Plan after deduction of taxes, mandatory payments in compliance with applicable withholding requirements and any related expenses, and subject to any other requirements imposed by the ITA.
4.9    Anything herein to the contrary notwithstanding, the Trustee shall not release any unexercised Trustee 102 Awards, 102 Shares, or any rights thereunder, including bonus shares, resulting from such Trustee 102 Awards or 102 Shares, prior to the full payment of the Exercise Price set to such Award (if applicable) and the Israeli Employee Participant’s tax liability arising from the Trustee 102 Awards granted to him or her.
4.10    Upon receipt of a Trustee 102 Award, the Israeli Employee Participant will sign the Award Agreement under which such Participant will sign an undertaking of his/her consent and agreement to the grant of the Award under Section 102, and will undertake to comply with the provisions of Section 102 and to be subject to the trust agreement between the Company or its Affiliates and the Trustee, stating, inter alia, that the Trustee will be released from any liability in respect of any action or decision taken or executed in good faith with respect to this Sub-Plan, or any Trustee 102 Award or 102 Share issued to him or her thereunder, or right resulting therefrom, including bonus shares.
4.11    Without derogating from the above and/or from the provisions of Section 102, the Company and/or its Affiliate (as applicable) shall have the authority to determine specific procedures and conditions of the trusteeship with the Trustee in a separate agreement between the Company and/or the Affiliate (as applicable) and the Trustee.
4.12    Notwithstanding anything to the contrary in the Plan (i) payment upon exercise or purchase of Awards granted as a Trustee 102 Award may only be made by cash or check, or by reduction of Shares pursuant to a “net exercise” arrangement, or other forms of payment, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA and subject to any required approvals of the ITA; (ii) to the extent required by the ITA, dividend equivalents may not be settled in Shares with respect to Awards granted as 102 Capital Gains Awards without the prior approval of the ITA; (iii) certain adjustments and amendments to the terms of Awards granted with respect to 102 Capital Gains Awards, including pursuant to recapitalization events may disqualify the Awards from benefitting from the tax benefits for the 102 Capital Gains Awards, unless the prior approval of the ITA is obtained; (iv)  repurchase rights with regard to Awards made with respect to 102 Capital Gains Awards shall be subject to the express approval of the ITA; (v) with respect to 102 Capital Gains Awards may only be settled in Shares and not in cash; (vi) Awards based on the achievement of performance

“targets” may require the approval of the ITA in order to qualify as 102 Capital Gains Awards; (vii)  a claw-back policy shall not apply to 102 Capital Gains Awards granted; and (viii) the Trustee may require actual written signatures on certain documents for compliance with Section 102 requirements.
5.    Non-Trustee 102 Awards
5.1    Non-Trustee 102 Awards may be granted only to Israeli Employee Participants.
5.2    In the event that an Israeli Employee Participant was granted with a Non-Trustee 102 Award and thereafter such Israeli Employee Participant’s employment by the Company or its Subsidiaries or Affiliates terminates for any reason, such Israeli Employee Participant will be obligated to provide her or his employer, upon the termination of her or his employment, with security or guarantee to cover any future tax obligation resulting from the grant, exercise or disposition of the Award, the Shares granted and/or issuable upon the vesting or exercise thereof, or any rights resulting therefrom, in a form satisfactory to such employer in such employer’s sole discretion.
6.    3(i) Awards
6.1    Awards granted pursuant to this Section 6 are intended to constitute 3(i) Awards and are subject to the provisions of Section 3(i) of the Ordinance and the general terms and conditions specified in the Plan and this Sub-Plan.
6.2    3(i) Awards may be granted to Israeli Non-Employee Participants.
6.3    3(i) Awards granted pursuant to the Plan may be issued directly to the Israeli Non-Employee Participant or a trustee appointed by the Administrator in its sole discretion.
6.4    Shares pursuant to 3(i) Awards shall not be issued, unless the Israeli Non-Employee Participant delivers to the Company or its Affiliate payment in a form acceptable to the Company or to its Affiliate of all withholding taxes due, if any, on account of the Israeli Non-Employee Participant acquiring Shares under the Option or the Israeli Non-Employee Participant provides other assurance satisfactory to the Company or its Affiliate of the payment of those withholding taxes or provides any certificate issued by the ITA allowing for an exemption from withholding Tax or including any other instructions to the Company or its Affiliate with respect to the withholding of Tax.
7.    The Award Agreement
The terms and conditions upon which the Awards shall be issued and exercised shall be as specified in an Award Agreement to be executed pursuant to the Plan and this Sub-Plan. Each Award Agreement shall state, inter alia, the number of shares of Common Stock granted under the Award, the Date of Grant, the type of Award granted thereunder (whether such Award is a Trustee 102 Award, and if so, whether it is a 102 Capital Gains

Award or 102 Ordinary Income Award, or a Non-Trustee 102 Award, or a 3(i) Award), the vesting provisions, the term of the Award, and the Exercise Price, if applicable. Awards may differ in the number of shares covered hereby, the terms and conditions applying to them or on the Israeli Participant or in any other respect (including, that there should not be any expectation (and it is hereby disclaimed) that a certain treatment, interpretation or position granted to one shall be applied to the other, regardless of whether or not the facts or circumstances are the same or similar).
Fair Market Value For Israeli Tax Purposes.
7.1    If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value of the Shares shall be the average closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such stock exchange or system for a period determined by the Administrator, in its sole discretion, prior to the time of determination;
7.2    If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the difference between the high bid, and low asked prices for the Shares on the last market trading day prior to the day of determination;
7.3    In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined by a reputable third party appraiser appointed by the Administrator or by any other method determined in good faith and approved by the Administrator.
7.4    Without derogating from the above and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant of a 102 Capital Gains Award the Company’s Shares are listed on any established stock exchange or a national market system, or if the Company’s shares are registered for trading within ninety (90) days following the Date of Grant of the 102 Capital Gains Award, the fair market value of the shares of Common Stock of the Company at the Date of Grant shall be determined in accordance with the average value of the Company’s shares of Common Stock on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as applicable.
8.    Exercise of Awards
Awards shall be exercised in accordance with the provisions of the Plan and the Award Agreement and in accordance with the requirements of Section 102.
9.    Assignability and Sale of Awards
9.1    Notwithstanding any other provision of the Plan to the contrary, no Awards, or any right with respect thereto or purchasable thereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect thereto granted to any third party whatsoever, other than by will or by laws of descent and distribution, or as specifically otherwise allowed under the Plan or any other law, without the prior written consent of the Administrator, and subject to the Ordinance. Any purported assignment, transfer, a grant of collateral, or pledge of Awards, or any right with respect thereto or purchasable thereunder, contrary to the provisions of this Section, directly or indirectly, whether contemplated to be effective immediately or in the future, shall be null and void and cause the applicable Award to expire immediately. During the lifetime of the Israeli Participant, all of such Israeli Participant’s rights to purchase Shares or to otherwise exercise an Award hereunder shall be exercisable only by the Israeli Participant or as otherwise allowed by the law.
9.2    Without derogating from the above, for as long as Trustee 102 Awards and/or 102 Shares are held by the Trustee on behalf of the Israeli Employee Participant, all rights of the Israeli Employee Participant with respect to such Awards and Shares shall be personal, and may not be transferred, assigned, pledged or mortgaged, all in accordance with the provisions of Section 102 unless other than by the last will, the laws of descent and distribution, or any other law allowing for such transfer or assignment and after the required taxes and payments have been entirely made or secured. In the event that such Awards and/or Shares have been transferred by will, laws of descent and distribution, or any other law allowing for such transfer or assignment, the provisions of Section 102 shall continue to apply on the heirs and transferees, respectively.
10.    Integration of Section 102 And Tax Assessing Officer’s Permit
10.1    With respect to Trustee 102 Awards, the provisions of the Plan, this Sub-Plan and the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit (to the extent that such permit is issued and acceptable to the Company) (the “Permit”), and the provisions of the Permit shall be deemed integrated with, and a part of, the Plan, this Sub-Plan and the Award Agreement.
10.2    Any provision of Section 102 and/or the Permit and/or tax ruling(s) and/or guidance issued by which is necessary in order to receive and/or to obtain and/or preserve any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, this Sub-Plan, or the Award Agreement and all acceptable by the Company, shall be deemed to be incorporated into this Sub-Plan and binding upon the Company and the Participants who are Israeli Participants.
11.    Dividends
Without derogating from the provisions of the Plan, an Israeli Participant shall be entitled to receive dividends with respect to shares of Common Stock of the Company granted and/or issued upon the vesting, exercise of his or her Awards (whether such shares are held by the Participant or by the Trustee for his or her benefit), in accordance with the provisions of the Company’s Certificate of Incorporation (including all amendments thereto), subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 102. RSUs do not provide dividend rights until fully vested and no dividends or dividend equivalents will be paid or credited on any unvested RSUs.

12.    Tax Consequences
12.1    Any liability for any Tax arising with respect to the Awards and the shares of Common Stock, including, but not limited to, as a result of the grant of Awards, the vesting or exercise of an Award for shares, the receipt of cash, the transfer, waiver, or expiration of Awards or shares or the disposal of shares, shall be borne solely by the Israeli Participants, and in the event of their death, by their estates or heirs. Neither the Company nor any of its Subsidiaries or Affiliates nor the Trustee shall be required to pay such Taxes, directly or indirectly, nor shall they be required to gross-up such Taxes in the Israeli Participants’ salaries or remuneration. The applicable Tax may be deducted from any cash to be provided to the Israeli Participant or from the proceeds of the disposal of the shares or shall be paid to the Trustee or to the Company or its Subsidiaries or Affiliates by the Israeli Participants at their request, or may be provided via any combination of the above.
12.2    The Company, its Subsidiaries or Affiliates, and the Trustee shall be entitled to withhold Taxes according to the requirements of any applicable laws, rules, and regulations, including by withholding Taxes at source.
12.3    The Israeli Participants undertake to indemnify the Company, its Subsidiaries or Affiliates and the Trustee, immediately upon their request, for any Tax for which the Israeli Participant is liable under any applicable law, under the Plan or this Sub-Plan, and which was paid by the Company or the Trustee, or which the Company or the Trustee are required to pay. The Company may exercise its right to such indemnification by deducting the Tax subject to indemnification from Participant’s salary or remuneration.
12.4    The Administrator or, when applicable, the Trustee shall not be required to release any Awards, Shares, rights resulting therefrom, including bonus shares, or stock certificates, to an Israeli Participant until all required Tax payments and other payments to be borne by such Israeli Participant have been fully made. In the event that the Company, or its Affiliates, or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Israeli Participant shall not have any claims in connection with such refusal.
12.5    The Company and its Subsidiaries and its Affiliates do not undertake or assume any liability or responsibility to the effect that any Award shall qualify with any particular tax regime or rules applying to specific tax treatment, or benefit from any particular tax treatment or tax advantage of any type and subject to the requirements of applicable law. No assurance is made by the Company or any of its Subsidiaries and its Affiliates that any particular tax treatment on the Date of Grant will continue to exist or that the Award would qualify at the time of vesting or exercise or disposition thereof with any particular tax treatment. The Company does not undertake or assume any liability to contest a determination or interpretation (whether written or unwritten) of any tax authorities, including in respect of the qualification under any particular tax regime or rules applying to specific tax treatment. If the Awards do not qualify under any specific tax treatment, it could result in adverse tax consequences to the Israeli Participant.
12.6    Notwithstanding any other provision, no Israeli Participant shall have any of the rights of a shareholder with respect to any Shares until the Israeli Participant pays all payments required to be paid with respect to such Shares.
13.    Securities Laws.
All Awards hereunder shall be subject to compliance with the Israeli Securities Law, 1968, and the rules and regulations promulgated thereunder.
14.    Governing Law and Jurisdiction
The Plan and all Awards (and any 102 Share received subsequently following any realization of rights derived from the Awards) granted thereunder are governed by the laws of the State of Delaware as provided in section 10.12 of the Plan, excluding the principles of conflicts of laws thereof; provided, however, that all aspects of the Awards which relate to Section 102, the Israeli Sub - Plan, the trust agreement signed between the Company and/or the Employing Company and the Trustee and/or Section 3(i) of the Ordinance, shall be governed by and interpreted in accordance with the laws of the State of Israel, without giving effect to the principles of the conflicts of laws thereof. All such Awards (and 102 Shares) shall be subject to the laws and requirements of the State of Israel, and the terms and conditions on which each such Award (or 102 Share) is granted are deemed modified to the extent necessary or advisable to comply with the applicable Israeli laws.
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